Exhibit 5.2

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

March 5, 2026
Humana Inc.
101 East Main Street
Louisville, Kentucky 40402
Ladies and Gentlemen:
We have acted as counsel to Humana Inc., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 (the “Amendment”) to the Company’s Registration Statement on Form S-3 (File No. 333-277734) initially filed on March 7, 2024 with the Securities and Exchange Commission (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the contemplated issuance from time to time, as set forth in the prospectus contained in the Registration Statement (the “Base Prospectus”) and as may be set forth in one or more supplements to the Base Prospectus (each, a “Prospectus Supplement”) by the Company of an unlimited amount of (i) shares of the Company’s common stock, par value $.16-2/3 per share (the “Common Stock”), (ii) shares of the Company’s preferred stock, par value $1.00 per share (the “Preferred Stock”), (iii) shares of Preferred Stock represented by depositary shares (the “Depositary Shares”), (iv) of one or more series of senior or subordinated debt securities of the Company and (v) warrants of the Company to purchase Common Stock, Preferred Stock, Depository Shares and/or debt securities of the Company (collectively, the “Warrants”). The Amendment relates to the addition of an Amended and Restated Subordinated Indenture, dated as of March 5, 2026 (the “Base Subordinated Indenture”), entered into as of the date thereof, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), pursuant to which certain subordinated debt securities (the “Subordinated Debt Securities”) may be issued, as an exhibit to the Registration Statement, and the addition to the Registration Statement of the Subordinated Debt Securities that may be issued under the Base Subordinated Indenture.
The Subordinated Debt Securities may be issued from time to time pursuant to one or more supplemental indentures (each, a “Supplemental Indenture”) to the Base Subordinated Indenture, to be entered into between the Company and the Trustee. The Base Subordinated Indenture, any Supplemental Indentures, any certificates evidencing Subordinated Debt Securities and any other documents contemplated thereby or hereby are collectively referred to herein as the “Documents.”
One New York Plaza, New York, New York 10004—1903
T: +1.212.859.8000 friedfrank.com

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

March 5, 2026

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion.
In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the statements, representations and warranties contained in the Base Subordinated Indenture, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and others. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
To the extent it may be relevant to the opinion expressed herein, we have assumed that (i) all of the parties to the Documents (other than the Company) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (ii) each of the Documents has been duly authorized, executed and delivered by each of the parties thereto, enforceable against such parties in accordance with their terms; (iii) each of the Documents constitutes a valid and binding obligation of all of the parties thereto (other than as expressly addressed in the opinion below as to the Company) and (iv) all of the parties to the Documents will comply with all of their covenants, agreements and obligations under the Documents and all laws applicable thereto.
Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that when (i) the Amendment and any subsequent amendments to the Registration Statement (including any post-effective amendments) have become effective under the Securities Act, (ii) the terms of the issuance and sale of any Subordinated Debt Securities registered pursuant to the Registration Statement, as amended, have been established in conformity with a Supplemental Indenture to the Base Subordinated Indenture and duly approved by the Board of Directors of the Company or an authorized committee thereof in conformity with the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company, and all other necessary corporate action on the part of the Company has been taken in connection therewith and in a manner so as not to violate any applicable law or result in a default under or breach of any agreement or instrument then binding on the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iii) the Base Subordinated Indenture and any relevant Supplemental Indenture have been duly authorized, executed and delivered by the Company and the Trustee, and (vi)

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

March 5, 2026

such Subordinated Debt Securities have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of the Base Subordinated Indenture, in accordance with the terms of the agreement under which they are sold and in the manner contemplated by the Registration Statement and/or the applicable Prospectus Supplement, such Debt Securities will constitute valid and binding obligations of the Company.
We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:
i.relating to indemnification, contribution or exculpation;
ii.containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);
iii.related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of such provision is to be considered by any court other than a court of the State of New York, (b) choice of governing law to the extent the validity, binding effect or enforceability of any such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law rules of the State of New York, (c) service of process, or (d) waivers of any rights to trial by jury;
iv.specifying that provisions thereof may be modified or waived only in writing;
v.purporting to give any person or entity the power to accelerate obligations without notice to the obligor;
vi.relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

March 5, 2026

would determine in the circumstances to be unreasonable, a penalty or forfeiture; or
vii.that purports to create a trust, power of attorney or other fiduciary relationship.
We express no opinion relating to any matters subject to, or the effect of, any federal, state or local laws, regulations or policies relating to health care, including, but not limited to, licensure, permitting, registrations, certification, and reimbursement (including, but not limited to, Medicare, Medicaid, CHAMPVA, TRICARE, the Patient Protection and Affordable Care Act and any other federal or state health care program or regulatory agency), the Health Insurance Portability and Accountability Act of 1996, the Food, Drug & Cosmetic Act, 42 U.S.C. §1320a7, 7a and 7b, 42 U.S.C. §1395nn, or 31 U.S.C. §3729-3733.
We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Documents may be sought that limits the rates of interest legally chargeable or collectible.
The opinion set forth above is subject to the following:
i.bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;
ii.general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law; and
iii.the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.
We express no opinion as to the validity or binding effect of any provision of any agreement (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law or (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.
The opinion expressed herein is limited to the laws of the State of New York and, to the extent relevant, the General Corporation Law of the State of Delaware, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

March 5, 2026

laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.
We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the references to this firm under the captions “Legal Matters” in the Prospectus and “Legal Matters” in any Prospectus Supplement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
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